Exhibit 3.3

RESTATED AND AMENDED
CERTIFICATE OF INCORPORATION

Money4Gold Holdings, Inc. amends and restates its Certificate of Incorporation as of November 19, 2008 as follows:

FIRST:  The name of this corporation shall be: MONEY4GOLD HOLDINGS, INC.

SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD:  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized   under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock, which this corporation is authorized to issue is: Two Hundred Million (200,000,000) shares of common stock, par value $.0001 per share, and Twenty-Five Million (25,000,000) shares of preferred stock, par value $.0001 per share.  The preferred stock shall have such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a Certificate of Designation as required by the Delaware General Corporation Law.

Designation; Ranking. The corporation designates a series of preferred stock as Series A Preferred Stock.

Number.  The number of shares constituting Series A Preferred Stock is fixed at 14,100,000 shares, par value $.0001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock.

Conversion.  The holders of the Series A Preferred Stock shall have, and be subject to, the following conversion rights:

(a)
Conversion Upon Election of Holders. At any time each holder of shares of the Series A Preferred Stock shall be entitled, upon written notice to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent) to convert all or any part of the Series A Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock.

(b)
Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock;

and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

(c)
No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

(d)
Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent.  The notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

(e)	New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Corporation shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

(f)	Conversion Time. The conversion time shall be the date notice is provided by the holder of Series A Preferred Stock to the Corporation.

Limitation on Conversion.  In no event shall the holder be entitled to convert the number of Series A Preferred Shares, which when those converted added to the sum of the number of shares of Common Stock previously beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)), by the holder, would exceed 4.99% of the shares of Common Stock outstanding, as determined in accordance with Rule 13d-1(j) of the Exchange Act.

Record Owner.  The Corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him or her as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Register.  The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Preferred Stock.  Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

Notices.  In case at any time:

(a)	the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)	there shall be any Change of Control, as defined below, of the Corporation;

then, in any one or more of such cases, the Corporation shall give, by facsimile or by recognized overnight delivery service, addressed to the holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the Corporation, (i) at least 20 Trading Days (as defined below) prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Change of Control and (ii) in the case of any such Change of Control, at least 20 Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Change of Control.  “Change in Control” shall mean any of the following: (A) the consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other corporate reorganization are owned by persons who were not shareholders of the Corporation immediately prior to such merger, consolidation or other corporate reorganization; (B) any entity or person not now an executive officer, director or shareholder (including as a beneficial owner) of the Corporation becomes either individually or as part of a group (required to file a Schedule 13D or 13G with the Securities and Exchange Commission) the beneficial owner of 30% or more of the Corporation’s common stock; for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Exchange Act or related rules promulgated by the Securities and Exchange Commission; (C) a sale of all or substantially all of the assets of the Corporation in a transaction requiring shareholder approval;

(D) individuals who, as of the date of this Agreement,  constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date of this Agreement appointed by a majority of the directors then comprising the Incumbent Board or whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such term is used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or (E) the Board, in its sole and absolute discretion, determines that there is a Change in Control of the Corporation.  “Trading Days” are days on which the New York Stock Exchange is open for trading.

Change of Terms or Issuance of Additional Series A Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than 51% of the then outstanding shares of common stock shall be required for any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock.

FIFTH:  The name and address of the incorporator is as follows:

Angela Creppon
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned,  has executed signed and acknowledged this Certificate of Incorporation as of the above date.

                                                              MONEY4GOLD HOLDINGS, INC.

                                                              By: _________________________
                                                                     Daniel Brauser, President and Chief Financial Officer